EXHIBIT 15.1

The Board of Directors

Prologis, Inc.:

Re: Registration Statement Nos. 333-78699, 333-81475, 333-75951, and 333-195316 on Form S-3; Registration Statement Nos. 333-173891 and 333-172741 on FormS-4; and Registration Statement Nos. 333-42015, 333-78779, 333-90042, 333-100214, 333-144489, 333-177378,  333-178955, and 333-181529 on Form S-8.

With respect to the subject registration statements, we acknowledge our awareness of the use therein of our report dated May 6, 2016, related to our review of interim financial information.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP

Denver, Colorado

May 6, 2016